ARTICLES OF AMENDMENT

GENERAL TAX EXEMPT MONEY MARKET FUND, INC., a Maryland corporation having its principal place of business in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation is hereby amended by striking Article SECOND of the Articles of Incorporation and inserting in lieu thereof the following:

"SECOND:  The name of the corporation (hereinafter

called the 'corporation') is General Municipal Money

Market Fund, Inc."

SECOND:  The Board of Directors of the Corporation approved the foregoing amendment to the charter as set forth in Article FIRST hereto, and declared that said amendment was advisable.  The Corporation's stockholders approved the foregoing amendment at a meeting held on October 16, 1990.

The Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, General Tax Exempt Money Market Fund, Inc.  has caused this instrument to be filed in its name and on its behalf by its Vice President, Daniel C. Maclean, and witnessed by its Secretary, Mark N. Jacobs, on the 16th of October, 1990.

GENERAL TAX EXEMPT MONEY MARKET FUND, INC.

BY: /s/ Daniel C. Maclean

       Daniel C. MacLean

                 Vice President

ATTEST:

BY: /s/ Mark N. Jacobs

Mark N. Jacobs

Secretary